Exhibit 4.7

FIRST AMENDMENT TO

AVALONBAY COMMUNITIES, INC.
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective as of January 1, 2011

A.
The AvalonBay Communities, Inc. Deferred Compensation Plan, as amended and restated effective as of January 1, 2011 (the “Plan”), is hereby further amended as follows:

1.
Section 5.2 is hereby amended by adding the following at the end thereof:

“Effective November 7, 2011, a Participant may also elect to receive his deferrals (from and after January 1, 2012) in a lump sum in the 67th month or 127th month following the Participant’s Separation from Service. If a Participant makes this election and dies before the benefit commencement date, his or her Deferral Account balance shall be paid to his or her Beneficiary in a lump sum no later than 90 days after the Participant’s death.”

2.
Article 5 is hereby amended by adding the following Section 5.4 at the end thereof:

“5.4.
Subsequent Changes in Timing of Payment. A Participant (other than a Participant who has made a grandfathered election under Section 6.2 with respect to the deferrals made under such grandfathered election) may elect on an irrevocable basis to defer the timing of his or her benefit payment under this Article 5 on account of his Separation from Service from (i) the seventh month following his or her Separation from Service to either the 67th month or 127th month following his or her Separation from Service or (ii) from the 67th month following his or her Separation from Service to the 127th month following his or her Separation from Service. Such election is not effective until at least 12 months after the date on which the election is made. Accordingly, if the Participant Separates from Service before the end of the 12-month period, the election is not effective. If a Participant makes this election and dies before the benefit commencement date, his or her Deferral Account balance shall be paid to his or her Beneficiary in a lump sum no later than 90 days after the Participant’s death.”

B.
The effective date of this First Amendment is as of November 7, 2011.

C.
Except as amended herein, the Plan is confirmed in all other respects.